EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information of MFS Global New Discovery Fund in Post-Effective Amendment No. 57 to the Registration Statement (Form N-1A, No. 2-54607).

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated October 17, 2012, with respect to the financial statements and financial highlights of MFS Global New Discovery Fund included in the Annual Report to Shareholders for the fiscal year ended August 31, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 26, 2012